Exhibit 107

Calculation of Filing Fee Tables

Table 1: Newly Registered Securities

Note #	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, no par value per share	Other	3,000,000	$74.08	$222,240,000	0.0001531	$34,024.94
	Total Offering Amounts					$222,240,000		$34,024.94
	Total Fee Offsets							$0.00
	Net Fee Due							$34,024.94

Fee Note #	Fee Note text
1

(1)  This Registration Statement covers shares of Class A Common Stock, no par value (the “Class A Common Stock”) of Republic Bancorp, Inc. (the “Registrant”), which are authorized to be issued under the Republic Bancorp, Inc. 2025 Stock Incentive Plan. This registration statement shall also cover any additional shares of Class A Common Stock which shall become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)  This estimate is made solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The price per share and the aggregate offering price are calculated on the basis of the average of the high ($74.42) and low ($73.73) sales prices of Registrant’s Class A Common Stock as reported on The NASDAQ Global Select Market on May 15, 2025, which is a date within five business days prior to the filing of this Registration Statement.